Exhibit 99.1
INVESTOR RELATIONS CONTACT:
E. J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
September 6, 2017
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS SECOND QUARTER 2017 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. ("SHO," "our," "we," or the "Company") (NASDAQ: SHOS) today reported results for the quarter ended July 29, 2017.
Overview of Unaudited Results
Results for the second fiscal quarter of 2017 compared to the second fiscal quarter of 2016 included:

•	Comparable store sales decreased 2.1%

•	Net loss increased $40.0 million to $29.4 million from net income of $10.6 million

•	Loss per share increased $1.77 to $(1.30) loss per share from $0.47 earnings per share

•	Adjusted EBITDA increased $3.7 million to $2.8 million income from a $0.9 million loss

In the second quarter of 2017 the Company incurred charges of $12.6 million (of which $2.4 million were non-cash) for the previously announced accelerated store-closing initiative and non-cash charges of $5.6 million related to the write-off of, and additional reserves taken on, franchisee notes receivable. In addition, IT infrastructure investments increased $5.2 million to $8.5 million in the second quarter of 2017 compared to $3.3 million in the second quarter of 2016. In the second quarter of 2016, the Company recognized a $25.3 million gain related to the sale of an owned property located in San Leandro, California.
Will Powell, Chief Executive Officer and President, said, “Our reported results for net loss and loss per share were unfavorable to the prior year primarily due to the charges and IT infrastructure investments incurred this year and the recognition in the prior year of a $25.3 million gain on sale of assets. However, our continuing progress to transform our business is evidenced by our year-over-year adjusted EBITDA improvement in the second quarter. We still have much work ahead to complete our transformation efforts, but it is apparent that many of the initiatives that we are pursuing are positively impacting our business including attracting new customer segments, transitioning to a fully-integrated omni-channel customer experience, optimizing our store portfolio, and improving our merchandise assortments."
"We converted 74 stores to our America’s Appliance Experts® (AAE) format in the second quarter, and these stores consistently outperform our other stores. We are growing our lease-to-own program at a rapid pace, exceeding our full-year 2016 leasing sales in the first half of 2017. We continue to make progress on the optimization of our store portfolio through carefully timed and targeted store closures, which we believe will give us a base of stores that will provide a long-term platform for success. Our commercial sales business is in its third year and and continues its rapid growth, up 25.2% in the first half of 2017."
"Although our new Hometown segment websites are starting from a low revenue base, they continue to grow quickly relative to their share of our total sales volume, nearly doubling this share in the second quarter compared to first quarter. Our merchandising initiatives have made significant progress in 2017, first with our previously announced strategic relationship with KENMORE®, and in July our completion of a direct-purchase supply agreement with a leading appliance manufacturer, which we believe will ensure a significant source of supply, ongoing support, and competitive pricing."
"Finally, we continue to work towards completion of our IT infrastructure project, which we believe will provide greater strategic and operational flexibility, provide better control of our systems and processes, and reduce our total costs of information-system ownership. We are already achieving many benefits from the portions of this project that have been completed, including the ability to directly purchase from manufacturers and other vendors,"

Segment Performance Highlights
Consolidated comparable store sales were down 2.1% in the second quarter of 2017:

•
Hometown comparable store sales declined 0.9% in the second quarter of 2017. Home Appliances comparable store sales performed slightly better than the first quarter of this year. The Lawn & Garden and tools businesses realized a material improvement over its first quarter performance.

•
Outlet comparable store sales declined 5.0% in the second quarter of 2017. Home appliances had negative comparable store sales comparisons but improved its performance against the first quarter of this year. Furniture achieved strong, double-digit comparable store sales increases, the result of our transition to the new furniture program through our relationship with Ashley Furniture. We believe this will be a strong growth category that should provide positive sales and margin growth for the balance of 2017. Mattresses also posted positive comparable store sales for the quarter, due to improved inventory availability and a favorable promotional pricing structure.

Progress on Initiatives
Lease-to-Own: Our lease-to-own program (made available through Sears Holdings Corporation by a non-affiliated leasing-program provider) continues to represent one of our biggest opportunities to attract new customers to our business and provide meaningful long-term sales growth at better margins. We grew year-over-year leasing sales by 110% in the second quarter, more than doubling the leasing share of our total business to 5.7%. In the first half of 2017 we exceeded our total leasing sales for the full-year 2016 and we expect that this business will generate more than $100 million in sales during our 2017 fiscal year. The third-party commissions we receive on leasing sales are also becoming a noteworthy contributor to our margin.
Hometown Transactional Websites: Sales through our new Hometown segment websites are below our expectations, but we are experiencing consistent sales growth that demonstrates the long-term potential of this channel for our business. Sales through the Hometown segment websites sales nearly doubled in the second quarter compared to the first quarter, driven by our expansion of the online free-delivery program, free shipping for qualifying items, and the rapid growth of customers applying for and completing lease-to-own transactions online. We expect the Hometown segment websites to continue to grow rapidly and become a more meaningful contributor to our business over the balance of 2017 and beyond.

America’s Appliance Experts: Our program to refresh our store base and offer appliance customers a unique, high-quality shopping experience through the AAE program continues to expand. We converted 74 stores to the AAE format in the second quarter, ending the quarter with 616 total AAE stores, representing 77% of the Hometown segment stores. The dealer-format AAE stores continue to outperform non-AAE locations year-to-date, with better comparable store sales performance (+442 basis points) in appliances and total comparable store sales (+224 basis points). These stores also continue to achieve measurably higher adjusted margin in appliances than non-AAE locations. In the third quarter we plan to complete an additional 50 AAE remodels.
Commercial Sales: Our commercial sales business highlights our capability to build new customer segments. This relatively new business for SHO continues to grow rapidly, with year-to-date sales up 25.2% to last year and a higher percentage of stores participating in the program. Our ability to provide customized solutions for commercial customers in rural markets, featuring convenient store locations, large assortments, competitive pricing and local delivery/installation services is a key competitive advantage that is allowing us the opportunity to grow this business quickly.
Merchandise Sourcing Strategic Relationships: The strategic relationship we forged with Sears Holdings's Kenmore business at the end of the first quarter has proved to be beneficial for the Kenmore brand and SHO, as we increased our Kenmore comparable store sales and margin rate year-over-year in the second quarter. Separately, starting later in the third quarter we will begin purchasing appliances directly from a leading appliance manufacturer. This is an important milestone for SHO, as this is our first direct-purchase relationship with an appliance vendor since our 2012 separation (the "Separation") from Sears Holdings. Our direct-purchase ability is enabled by our new IT infrastructure investments, as previously we did not have the capabilities necessary to manage direct purchases. We expect to enter into direct-purchase supply agreements with additional manufacturers in the third quarter of this year.

Store Portfolio: We continue to make significant progress on the optimization of our store portfolio, ensuring capital will be allocated to those stores that can be productive for the Company over the long-term. We closed 81 stores in the second quarter, 70 in the Hometown segment and 11 in the Outlet segment. This resulted in store-closing related charges of $12.6 million including $1.0 million of fixed asset impairment charges. These stores had significant negative EBITDA and required over $26 million in inventory working capital. Improving the overall health of our store portfolio is an important part of our transformation strategy. While we have completed many of the difficult store-closing actions we have planned, there are still opportunities remaining to close stores that are weighing on our performance as we near lease-end dates or identify other financially prudent opportunities to more quickly close these stores.
We also completed the reacquisition of 14 Outlet store locations from a franchisee in the second quarter. As a result of this action, we took a charge of $5.5 million to write–off a portion of the note receivable balance from the franchisee. These stores were poor performers, and we believe that we have the opportunity to run them more effectively and profitably as Company–operated stores. In addition, if we cannot improve the performance of these stores, we can close them at our discretion. We are pleased with our progress since the reacquisition as the sales and margin trends for these stores in aggregate has improved.
IT Infrastructure and Operational Separation: We continued to make progress on our IT infrastructure initiative in the second quarter of 2017. Through this initiative, we will enable greater strategic and operational flexibility within our business as we finalize a broad-scale implementation of customized information technology and business operating systems. This action will further reduce our reliance on Sears Holdings for IT services and support, which have been provided since the Separation. In the second quarter our efforts were largely focused on finalizing systems development, progressing through various forms of systems integration and cut-over testing, and preparing for user-acceptance testing and full-scale deployment. To date, we have completed partial migration, and have been utilizing several components of the new systems architecture including; but not limited to, Hometown transactional websites, human resources management, payroll and owner commissions management, merchandise sourcing, procurement, accounts payable and accounts receivable. In the third quarter, we expect to increase our direct merchandise sourcing and procurement capabilities via the expansion of our NetSuite ERP functionality using SPS Commerce. In the upcoming quarter, we will roll out the necessary training so that the new systems can be fully implemented later this year.  Selling and administrative expenses included $8.5 million of IT infrastructure investments in the second quarter of 2017 compared to $3.3 million in the second quarter of 2016. We expect store deployment of point-of-sale systems and other major components of our IT infrastructure initiative to be to be substantially completed by the end of our 2017 fiscal year.
Second Quarter Results
Net sales in the second quarter of 2017 decreased $66.4 million to $490.0 million, or 11.9%, from the second quarter of 2016. This decrease was driven primarily by the impact of closed stores (net of new store openings) and a 2.1% decrease in comparable store sales. Comparable store sales were down 0.9% and 5.0% in Hometown and Outlet, respectively.

Gross margin was $92.3 million, or 18.8% of net sales, in the second quarter of 2017 compared to $114.9 million, or 20.6% of net sales, in the second quarter of 2016. The decrease in gross margin rate was primarily driven by $11.2 million of store closing costs, partially offset by a $1.7 million physical inventory gain in Outlet. The combined impact of store closing costs and shrink on the gross margin rate was a reduction of 233 basis points in the second quarter of 2017 and a reduction of 32 basis points in the second quarter of 2016.

Selling and administrative expenses decreased to $115.2 million, or 23.5% of net sales, in the second quarter of 2017 from $118.8 million, or 21.4% of net sales, in the prior-year comparable quarter. The decrease was primarily due to lower expenses from stores closed (net of new store openings) since the third quarter of 2016 and lower commissions paid to dealers and franchisees on lower sales volume. The reductions were partially offset by higher IT transformation investments and charges of $5.6 million related to the write-off of, and additional reserves taken on, franchisee notes receivable in the second quarter of 2017. IT transformation investments were $8.5 million, or 1.7% of sales, in the second quarter of 2017 compared to $3.3 million, or 0.6% of sales, in the second quarter of 2016. Excluding the impact of the higher IT transformation investments and the charge related to franchisee notes receivable, selling and administrative expenses as a percent of sales were unchanged.

During the second quarter of 2016, we completed the sale of an owned property located in San Leandro, California. Net proceeds from the sale were $26.1 million, and we recorded a gain on the sale of $25.3 million. In the second quarter of 2017, we took a $1.0 million charge related to the write-off of closed-store fixed assets.

We recorded an operating loss of $27.6 million during the second quarter of 2017 compared to operating income of $18.0 million during the second quarter of 2016, which period included the $25.3 million gain on sale of assets. The decrease in operating income was also due to lower volume and a lower gross margin rate partially offset by a decrease in selling and administrative expenses.

Second Quarter Net Loss
We recorded a net loss of $29.4 million for the second quarter of 2017 compared to net income of $10.6 million for the prior-year comparable quarter. The increase in our net loss was primarily attributable to the factors discussed above. Income tax expense of $0.2 million and $6.9 million were recorded in the second quarters of 2017 and 2016, respectively. The effective tax expense rate was (0.8)% in the second quarter of 2017 and 39.3% in the second quarter of 2016.

Financial Position

We had cash and cash equivalents of $18.3 million as of July 29, 2017 and $18.7 million as of July 30, 2016. Unused borrowing capacity as of July 29, 2017 under our Amended and Restated Credit Agreement dated as of November 1, 2016 (the "Senior ABL Facility") was $86.8 million with $112.4 million drawn and $6.1 million of letters of credit outstanding. For the first two quarters of 2017, we funded ongoing operations with cash provided by financing activities. Our primary needs for liquidity are to fund inventory purchases, IT transformation investments, and capital expenditures and for general corporate purposes.

In the first quarter of 2017, we resumed our agreement with Sears Holdings whereby we paid Sears Holdings's invoices for merchandise and services on accelerated terms in exchange for a 37 to 43-basis point cash discount. The discounts we received for the accelerated payments, less incremental interest expense, resulted in a net financial benefit to the Company. Our Senior ABL Facility borrowings increased as of July 29, 2017 by approximately $23 million as a result of the agreement. We can, in our sole discretion, revert to ten-day, no-discount payment terms at any time.

Total merchandise inventories were $356.9 million at July 29, 2017, $427.2 million at July 30, 2016 and $373.8 million at January 28, 2017. Merchandise inventories declined $53.5 and $16.8 million in Hometown and Outlet, respectively, from July 30, 2016. The decrease in Hometown was primarily due to store closures. Outlet's decrease was primarily driven by store closures, lower home appliances receipts, and a furniture assortment transition partially offset by higher lawn and garden inventory resulting from opportunistic buys.

Comparable Store Sales

Comparable store sales include merchandise sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores but excluding store relocations and stores that have undergone format changes.  Comparable store sales include online transactions fulfilled and recorded by SHO and give effect to the change in the unshipped sales reserves recorded at the end of each reporting period.
Adjusted EBITDA

In addition to our net loss determined in accordance with generally accepted accounting principles ("GAAP"), for purposes of evaluating operating performance we also use adjusted earnings before interest, taxes, depreciation and amortization, or “adjusted EBITDA,” which excludes certain significant items as set forth and discussed below. Our management uses adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While adjusted EBITDA is a non-GAAP measurement, we believe it is an important indicator of operating performance for investors because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results. These items may also include cash charges such as severance and executive transition costs and IT transformation investments that make it difficult for investors to assess the Company's core operating performance.

Since the second quarter of 2015 the Company has excluded initial franchise revenues from adjusted EBITDA. This change is based on (1) the Company's decision to indefinitely suspend its franchising of additional stores except to existing Company franchisees and (2) to better align adjusted EBITDA for purposes of incentive compensation.

The Company has undertaken an initiative on a limited number of occasions to accelerate the closing of under-performing locations in an effort to improve profitability and make the most productive use of capital. Under-performing locations are typically closed during the normal course of business at the termination of a lease or expiration of a franchise or dealer agreement and, as a result, do not have significant future lease, severance, or other non-recurring store-closing costs. When we conduct a significant number of store closings or we close stores on an accelerated basis (closing prior to termination or expiration), the Company excludes the associated costs of the closings from adjusted EBITDA. In the second quarter of 2017, we excluded $11.6 million of costs associated with the accelerated closure of 81 stores. An additional $1.0 million of costs related to the accelerated closings is included in depreciation and amortization expense.

The following table presents a reconciliation of adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated:

	13 Weeks Ended		26 Weeks Ended
Thousands	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net (loss) income	$(29,446)	$10,642	$(50,880)	$7,071
Income tax expense	239	6,898	1,071	5,042
Other income	(231)	(378)	(550)	(775)
Interest expense	1,874	886	3,465	1,652
Operating (loss) income	(27,564)	18,048	(46,894)	12,990
Depreciation and amortization	4,704	3,293	6,908	6,550
Gain on the sale of assets	—	(25,269)	—	(25,269)
Provision for franchisee note losses, net of recoveries	5,585	(251)	5,701	(283)
IT transformation investments	8,463	3,323	17,718	6,473
Accelerated closure of under-performing stores	11,579	—	10,629	—
Adjusted EBITDA	$2,767	$(856)	$(5,938)	$461

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING AND OTHER INFORMATION
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "forward-looking statements"). Statements preceded or followed by, or that otherwise include, the words "believes," "expects," "anticipates," "intends," "project," "estimates," "plans," "forecast," "is likely to," and similar expressions or future or conditional verbs such as "will," "may," "would," "should," and "could" are generally forward-looking in nature and not historical facts. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements include, without limitation, information concerning our future financial performance, business strategies, plans, goals, beliefs, expectations, and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management.
The following factors, among others, (1) could cause our actual results, performance, and achievements to differ materially from those expressed in the forward-looking statements, and one or more of the differences could have a material adverse effect on our ability to operate our business and (2) could have a material adverse effect on our results of operations, financial condition, liquidity, and cash flows: if Sears Holdings seeks the protection of the U.S. bankruptcy laws (including the effects of the imposition of the "automatic stay" and the effects if Sears Holdings were to seek to reject one or more of the SHO-Sears Holdings Agreements); our ability to offer merchandise and services that our customers want, including those branded with the KENMORE®, CRAFTSMAN®, and DIEHARD® marks (which marks are owned by, or licensed to, subsidiaries of Sears Holdings, together the "KCD Marks"); our Amended and Restated Merchandising Agreement with Sears Holdings provides that (1) if a third party that is not an affiliate of Sears Holdings acquires the rights to one or more (but less than all) of the KCD Marks Sears Holdings may terminate our rights to buy merchandise branded with any of the acquired KCD Marks and (2) if a third party that is not an affiliate of Sears Holdings acquires the rights to all of the KCD Marks Sears Holdings may terminate the Amended and Restated Merchandising Agreement in its entirety, over which events we have no control; the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with one of the KCD Marks; on May 26, 2016 Sears Holdings announced that it would explore alternatives for its Kenmore, Craftsman, and Diehard businesses and further expand the presence of these brands and on August 25, 2016 Sears Holdings announced that it was continuing to explore alternatives for these businesses by evaluating potential partnerships or other transactions; on March 9, 2017 Sears Holdings announced that it had completed its sale to Stanley Black & Decker, Inc. of Sears Holdings's Craftsman business (the "Stanley Purchase"), including the Craftsman brand name and related intellectual property rights (Sears Holdings has waived its right in the Amended and Restated Merchandising Agreement to terminate, as a result of the Stanley Purchase, the Company's rights to buy from Sears Holdings merchandise branded with the Craftsman brand); the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; on July 20, 2017 Sears Holdings announced the launch of Kenmore products on Amazon.com and that Sears Holdings planned to expand the full line of Kenmore home appliances available on Amazon.com; on August 22, 2017 Sears Holdings announced licensing agreements with third parties to manufacture and distribute Kenmore floor care products and Diehard batteries and flashlights; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, and operating as a standalone business entity; the impact of increased costs due to a decrease in our purchasing power following the Separation, and other losses of benefits associated with having been wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our continuing reliance on Sears Holdings for most products and services that are important to the successful operation of our business, and our potential need to rely on Sears Holdings for some products and services beyond the expiration, or earlier termination by Sears Holdings, of our agreements with Sears Holdings; the willingness of Sears Holdings' appliance, lawn and garden, tools, and other vendors to continue to supply to Sears Holdings on terms (including vendor-payment terms for Sears Holdings' merchandise purchases) that are acceptable to it (which vendor-payment terms, we believe, are becoming, and in the future could continue to become, increasingly uneconomic for Sears Holdings) and to us, merchandise that we would need to purchase from Sears Holdings to ensure continuity of merchandise supplies for our businesses; the willingness of Sears Holdings’ appliance, lawn and garden, tools, and other vendors to continue to pay to Sears Holdings merchandise-related subsidies and allowances and cash discounts (some of which Sears Holdings is obligated to pay to us); our ability to resolve, on commercially reasonable terms, future disputes with Sears Holdings regarding the material terms and conditions of our agreements with Sears Holdings; our ability to establish information, merchandising, logistics, and other systems separate from Sears Holdings that would be necessary to ensure continuity of merchandise supplies and services for our businesses if vendors were to reduce, or cease, their merchandise sales to Sears Holdings or provide logistics and other services to Sears Holdings or if Sears Holdings were to reduce, or cease, its merchandise sales to us or reduce providing, or cease to provide, logistics and other services to us; if Sears Holdings' sales of major appliances and lawn and garden merchandise to its retail customers decline Sears Holdings' sales to us of outlet-value merchandise could decline; our ability to maintain an effective and productive business relationship with Sears Holdings, particularly if future disputes were to arise with respect to the terms and conditions of our agreements with Sears Holdings; most of our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings (except for amendments agreed to after the Separation), and we may have received different terms from unaffiliated third parties (including with respect to merchandise-vendor and service-provider indemnification and defense for negligence claims and claims arising out of failure to comply with contractual obligations); our reliance on Sears Holdings to provide computer systems to process transactions with our customers (including the point-of-sale system for the stores we operate and the stores that our independent dealers and independent franchisees operate, which point-of-sale system captures, among other things, credit-card information supplied by our customers) and others, quantify our results of operations, and manage our business ("SHO's SHC-Supplied Systems"); SHO's SHC-Supplied Systems could be subject to disruptions and data/security breaches (Sears Holdings announced on May 31, 2017 that its Kmart store payment-data systems had been infected with a malicious code and that the code had been removed and the event contained), and Sears Holdings could be unwilling or unable to indemnify and defend us against third-party claims and other losses resulting from such disruptions and data/security breaches, which could have one or more material adverse effects on SHO; our ability to implement the BPO in accordance with our plans, expectations, current timetable, and anticipated cost; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; competitors could continue to reduce their promotional pricing on new-in-box appliances, which could continue to adversely impact our sales of out-of-box appliances and associated margin; our ability to generate profitable sales of merchandise and services on our transactional ecommerce websites in the amounts we have planned to generate; our ability to obtain additional financing on acceptable terms; our dependence on the ability and willingness of our independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our ability to sell profitably online all of our merchandise and services; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; fixed-asset impairment for long-lived assets; our ability to attract, motivate, and retain key executives and other employees; our ability to maintain effective internal controls as a publicly held company; our ability to realize the benefits that we expect to achieve from the Separation; litigation and regulatory trends challenging various aspects of the franchisor-franchisee relationship could expand to challenge or adversely affect our relationships with our independent dealers and independent franchisees; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and the impact on our common stock and our overall performance as a result of our principal stockholder's ability to exert control over us.
The foregoing factors should not be understood as exhaustive and should be read in conjunction with the other cautionary statements, including the "Risk Factors," that are included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and in our other filings with the Securities and Exchange Commission and our other public announcements. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this news release are made only as of the date of this news release. We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than list prices. As of July 29, 2017, we or our independent dealers and independent franchisees operated a total of 932 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.
* * * * *

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
Thousands, except per share amounts	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
NET SALES	$489,985	$556,388	$938,218	$1,093,369
COSTS AND EXPENSES
Cost of sales and occupancy	397,637	441,508	752,115	862,298
Selling and administrative	115,208	118,808	226,089	236,800
Depreciation and amortization	4,704	3,293	6,908	6,550
Gain on sale of assets	—	(25,269)	—	(25,269)
Total costs and expenses	517,549	538,340	985,112	1,080,379
Operating (loss) income	(27,564)	18,048	(46,894)	12,990
Interest expense	(1,874)	(886)	(3,465)	(1,652)
Other income	231	378	550	775
(Loss) earnings before income taxes	(29,207)	17,540	(49,809)	12,113
Income tax expense	(239)	(6,898)	(1,071)	(5,042)
NET (LOSS) INCOME	$(29,446)	$10,642	$(50,880)	$7,071

NET (LOSS) INCOME PER COMMON SHARE ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$(1.30)	$0.47	$(2.24)	$0.31
Diluted:	$(1.30)	$0.47	$(2.24)	$0.31

Basic weighted average common shares outstanding	22,702	22,696	22,702	22,681
Diluted weighted average common shares outstanding	22,702	22,699	22,702	22,682
See Notes to Condensed Consolidated Financial Statements.

SEARS HOMETOWN AND OUTLET STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

Thousands	July 29, 2017	July 30, 2016	January 28, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$18,287	$18,690	$14,104
Accounts and franchisee receivables, net	10,920	17,017	11,448
Merchandise inventories	356,893	427,234	373,815
Prepaid expenses and other current assets	9,995	18,562	9,370
Total current assets	396,095	481,503	408,737
PROPERTY AND EQUIPMENT, net	39,236	50,898	40,935
LONG-TERM DEFERRED TAXES	—	74,984	—
OTHER ASSETS, net	11,112	15,493	18,754
TOTAL ASSETS	$446,443	$622,878	$468,426
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$112,400	$70,400	$26,800
Payable to Sears Holdings Corporation	24,764	34,868	80,724
Accounts payable	11,408	38,418	17,853
Other current liabilities	75,777	66,667	70,377
Total current liabilities	224,349	210,353	195,754
OTHER LONG-TERM LIABILITIES	2,378	2,868	1,973
TOTAL LIABILITIES	226,727	213,221	197,727
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	219,716	409,657	270,699
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$446,443	$622,878	$468,426
See Notes to Condensed Consolidated Financial Statements.

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	13 Weeks Ended July 29, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$222,513	$116,655	$339,168
Lawn and garden	81,237	5,697	86,934
Tools and paint	24,536	3,386	27,922
Other	19,354	16,607	35,961
Total	347,640	142,345	489,985
Costs and expenses
Cost of sales and occupancy	280,126	117,511	397,637
Selling and administrative	75,759	39,449	115,208
Depreciation and amortization	1,890	2,814	4,704
Total	357,775	159,774	517,549
Operating loss	$(10,135)	$(17,429)	$(27,564)
Total assets	$297,553	$148,890	$446,443
Capital expenditures	$1,096	$1,469	$2,565

	13 Weeks Ended July 30, 2016
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$259,446	$129,719	$389,165
Lawn and garden	91,196	6,871	98,067
Tools and paint	31,369	4,355	35,724
Other	14,603	18,829	33,432
Total	396,614	159,774	556,388
Costs and expenses
Cost of sales and occupancy	313,231	128,277	441,508
Selling and administrative	83,554	35,254	118,808
Depreciation and amortization	1,507	1,786	3,293
Gain on sale of asset	—	(25,269)	(25,269)
Total	398,292	140,048	538,340
Operating income (loss)	$(1,678)	$19,726	$18,048
Total assets	$415,501	$207,377	$622,878
Capital expenditures	$3,268	$1,280	$4,548

SEARS HOMETOWN AND OUTLET STORES, INC.
SEGMENT RESULTS
(Unaudited)

	26 Weeks Ended July 29, 2017
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$420,239	$242,520	662,759
Lawn and garden	144,800	11,292	156,092
Tools and paint	49,823	7,266	57,089
Other	29,992	32,286	62,278
Total	644,854	293,364	938,218
Costs and expenses
Cost of sales and occupancy	510,000	242,115	752,115
Selling and administrative	150,176	75,913	226,089
Depreciation and amortization	2,745	4,163	6,908
Total	662,921	322,191	985,112
Operating loss	$(18,067)	$(28,827)	$(46,894)
Total assets	$297,553	$148,890	$446,443
Capital expenditures	$2,351	$2,290	$4,641

	26 Weeks Ended July 30, 2016
Thousands	Hometown	Outlet	Total
Net sales
Appliances	$490,380	$271,767	$762,147
Lawn and garden	169,613	11,559	181,172
Tools and paint	67,486	8,969	76,455
Other	35,714	37,881	73,595
Total	763,193	330,176	1,093,369
Costs and expenses
Cost of sales and occupancy	597,369	264,929	862,298
Selling and administrative	164,407	72,393	236,800
Depreciation and amortization	3,076	3,474	6,550
Gain on the sale of assets	—	(25,269)	(25,269)
Total	764,852	315,527	1,080,379
Operating income (loss)	$(1,659)	$14,649	$12,990
Total assets	$415,501	$207,377	$622,878
Capital expenditures	$4,574	$2,264	$6,838